Exhibit 99.1

        G&K Services Reports Fiscal 2007 First Quarter Results

          Organic rental revenue growth continues to improve

     MINNEAPOLIS--(BUSINESS WIRE)--Oct. 31, 2006--G&K Services, Inc. (Nasdaq:GKSR), today reported revenue for the first quarter ended September 30, 2006 of $223.1 million, a 7.3 percent increase from prior-year revenue of $207.9 million. Continued increases in rental organic growth and strong direct sale organic growth drove the increase in revenue compared to the prior-year.

     Earnings per diluted share totaled $0.43 for the quarter compared to $0.49 during the prior-year quarter. As expected, first quarter earnings reflect higher rental gross margins offset by the increased selling, general and administrative expenses associated with investments in sales, marketing and technology initiatives as compared to the prior-year.

     "Our first quarter results were consistent with our expectations," said Richard Marcantonio, G&K's chairman and chief executive officer. "Importantly, the continued investment in our strategic initiatives is enhancing our product and service offerings and strengthening our competitive advantage. These initiatives are key components of our strategy to further improve revenue growth and establish long-term earnings momentum."

     Income Statement Review

     First quarter revenue from G&K's rental business increased to $207.3 million, up 6.8 percent over the prior-year period. The company's organic industrial rental growth rate was approximately 5.0 percent in the first quarter, an improvement of 50 basis points compared to the fourth quarter of fiscal 2006 and 200 basis points compared to the prior-year period. Direct sale revenue, driven almost entirely by organic growth, increased to $15.8 million, up 14.0 percent over the prior-year quarter. The organic revenue growth rates are calculated using industrial rental and direct sale revenue, respectively, adjusted for foreign currency exchange rate differences and revenue from newly acquired locations compared to prior-period results.

     Gross margin from rental operations for the quarter was 36.5 percent, an increase of 70 basis points compared to 35.8 percent in the prior-year period. Gross margin for the quarter increased due to lower production and delivery costs, offset by higher levels of merchandise costs primarily associated with new account growth and higher energy costs. Gross margin from direct sales was 23.9 percent compared to 26.5 percent in the prior-year period.

     Selling, general and administrative expenses were 22.4 percent of consolidated revenue for the quarter, up from 21.0 percent in the year-earlier period. Selling, general and administrative expenses increased as a result of the expenses associated with the increase in the company's sales force during the last six months, the continued rollout of the company's information technology initiatives, and ongoing investments in segmented marketing programs.

     The effective tax rate for the first quarter increased to 38.5 percent from 34.7 percent in the year-earlier period. The company's effective tax rate in the prior-year quarter was lower due to the reduction of tax reserves no longer required.

     Balance Sheet and Cash Flow Statement Review

     The company's balance sheet remains strong. As of September 30, 2006, the company had total borrowings of $221.2 million and a total debt to total capitalization ratio of 28.5 percent. Total stockholders' equity increased to $555.5 million.

     Cash provided by operating activities for the first quarter was $6.9 million compared to $7.3 million in the prior-year period. Cash used for property, plant and equipment during the quarter totaled $9.8 million compared to $8.5 million in the first quarter of the previous year.

     Outlook

     The company expects fiscal 2007 second quarter revenue to range from $230 million to $233 million and earnings per diluted share from $0.44 to $0.48. The revenue guidance represents a rental organic growth rate consistent with the first quarter of fiscal 2007 and up from the second quarter of fiscal 2006. The revenue guidance also includes increased direct sale revenue from the company's annual outerwear promotion. The earnings guidance reflects the company's ongoing efforts to improve operational efficiency and lower anticipated energy costs, offset by investments in growth, technology and productivity initiatives.

     Conference Call Information

     The company will conduct a conference call today beginning at 10:00 a.m. Central Time. The call will be webcast. To access the webcast, go to the Investor Relations section of the company's website at www.gkservices.com. Click on the webcast icon and follow the instructions. A replay of the call will be available through November 30, 2006.

     Safe Harbor for Forward-Looking Statements

     Statements made in this press release concerning our intentions, expectations or predictions about future results or events are "forward-looking statements" within the meaning of The Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which could be material and adverse. You are cautioned not to place undue reliance on these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     Information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended July 1, 2006.

     About G&K Services, Inc.

     Headquartered in Minneapolis, Minnesota, G&K Services, Inc. is a market leader in branded identity apparel programs and facility services in the United States, and is the largest such provider in Canada. G&K operates over 140 processing facilities and branch offices, serving more than 160,000 customers.


                CONSOLIDATED STATEMENTS OF OPERATIONS
                 G&K Services, Inc. and Subsidiaries
                             (Unaudited)

                                            For the Three Months Ended
                                            --------------------------
                                            September 30,  October 1,
(U.S. dollars, in thousands, except per
 share data)                                    2006         2005
----------------------------------------------------------------------
Revenues
 Rental operations                              $207,301     $194,068
 Direct sales                                     15,827       13,880
----------------------------------------------------------------------
    Total revenues                               223,128      207,948
----------------------------------------------------------------------
Operating Expenses
 Cost of rental operations                       131,652      124,506
 Cost of direct sales                             12,039       10,201
 Selling and administrative                       49,879       43,745
 Depreciation and amortization                    11,218       10,599
----------------------------------------------------------------------
    Total operating expenses                     204,788      189,051
----------------------------------------------------------------------
Income from Operations                            18,340       18,897
 Interest expense                                  3,393        3,015
----------------------------------------------------------------------
Income before Income Taxes                        14,947       15,882
 Provision for income taxes                        5,755        5,511
----------------------------------------------------------------------
Net Income                                        $9,192      $10,371
----------------------------------------------------------------------
 Basic weighted average number
 of shares outstanding                            21,186       20,992
Basic Earnings per Common Share                    $0.43        $0.49
----------------------------------------------------------------------
 Diluted weighted average number
 of shares outstanding                            21,365       21,148
Diluted Earnings per Common Share                  $0.43        $0.49
----------------------------------------------------------------------
Dividends per share                                $0.04      $0.0175


                CONSOLIDATED CONDENSED BALANCE SHEETS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)

                                             September 30,   July 1,
                                                 2006         2006
(U.S. dollars, in thousands)                  (Unaudited)
----------------------------------------------------------------------
ASSETS
Current Assets
 Cash and cash equivalents                        $23,526     $19,690
 Accounts receivable, net                          96,330      94,964
 Inventories                                      141,999     141,031
 Prepaid expenses                                  14,047      15,552
----------------------------------------------------------------------
         Total current assets                     275,902     271,237
----------------------------------------------------------------------

Property, Plant and Equipment, net                250,254     249,001
Other Assets                                      429,360     430,854
----------------------------------------------------------------------
                                                 $955,516    $951,092
----------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable                                 $30,102     $27,404
 Accrued expenses                                  62,078      72,999
 Deferred income taxes                             10,418      10,419
 Current maturities of long-term debt              18,124      18,199
----------------------------------------------------------------------
         Total current liabilities                120,722     129,021
----------------------------------------------------------------------

Long-Term Debt, net of current maturities         203,036     195,355
Deferred Income Taxes                              33,266      34,343
Other Noncurrent Liabilities                       43,009      44,985
Stockholders' Equity                              555,483     547,388
----------------------------------------------------------------------
                                                 $955,516    $951,092
----------------------------------------------------------------------


           CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
                 G&K Services, Inc. and Subsidiaries
                    (Subject to Reclassification)

                                           For the Three Months Ended
                                           ---------------------------
                                           September 30,  October 1,
(U.S. dollars, in thousands)                   2006          2005
----------------------------------------------------------------------
Operating Activities:
 Net income                                      $9,192       $10,371
 Adjustments to reconcile net income to
  net cash
  provided by operating activities -
 Depreciation and amortization                   11,218        10,599
 Stock-based compensation                           929         1,007
 Deferred income taxes                              114           394
 Changes in current operating items,
  exclusive of acquisitions                     (15,170)      (15,210)
 Other, net                                         624           148
----------------------------------------------------------------------
Net cash provided by operating
 activities                                       6,907         7,309
----------------------------------------------------------------------
Investing Activities:
 Property, plant and equipment additions,
  net                                            (9,769)       (8,506)
 Acquisition of business assets and
  other                                            (994)         (832)
----------------------------------------------------------------------
Net cash used for investing activities          (10,763)       (9,338)
----------------------------------------------------------------------
Financing Activities:
 Repayments of long-term debt                    (7,293)       (7,309)
 Proceeds from short-term borrowings, net        14,901        11,600
 Cash dividends paid                                  -          (369)
 Sale of common stock                                74           658
----------------------------------------------------------------------
Net cash provided by financing activities         7,682         4,580
----------------------------------------------------------------------
Increase in Cash and Cash Equivalents             3,826         2,551
Effect of Exchange Rates on Cash                     10           435

Cash and Cash Equivalents:
 Beginning of period                             19,690        15,345
----------------------------------------------------------------------
 End of period                                  $23,526       $18,331
----------------------------------------------------------------------


     CONTACT: G&K Services, Inc.
              Jeffrey L. Wright, 952-912-5500
              Senior Vice President and Chief Financial Officer or
              Glenn L. Stolt, 952-912-5500
              Vice President and Treasurer
              or
              Shayn R. Carlson, 952-912-5500
              Director of Investor Relations